DARILEKBUTLER
CERTIFIED PUBLIC ACCOUNTANTS

ROBERT F. DARILEK, C.P.A.
STEVEN H. BUTLER, C.P.A.

2702 N. Loop 1604 East, Ste. 202
San Antonio, Texas 78232
Phone (210) 979-0055
Fax (210) 979-0058

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Red Mountain Resources, Inc.

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-186076 and 333-188361) and Form S-8 (No. 333-186064) of Red Mountain Resources, Inc. of our report dated April 15, 2014 with respect to the audited financial statements of Cross Border Resources, Inc. as of and for the years ended December 31, 2013 and 2012, which report appears in the Form 8-K/A of Red Mountain Resources, Inc. filed on August 7, 2014.

Darilek Butler

Darilek, Butler & Associates, PLLC
San Antonio, Texas
August 7, 2014